UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2018

Cross Country Healthcare, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-33169	13-4066229
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5201 Congress Avenue, Suite 100B, Boca Raton, FL 33487
(Address of Principal Executive Office) (Zip Code)

(561) 998-2232
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02	Results of Operations and Financial Condition

On September 10, 2018, Cross Country Healthcare, Inc. (“the Company”) issued a press release reaffirming its third quarter 2018 guidance ranges of $195 million to $205 million in Revenue; Gross Profit Margin of 25.5% - 26%; Adjusted EBITDA of $8 million to $9 million; and Adjusted EPS of $0.02 - $0.04. These estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any divestitures, mergers, acquisitions or other business combinations, any changes in debt structure, any share repurchases, or the replacement of its legacy travel nurse and allied staffing system, as may have occurred either during the quarter or which may occur in the future. Please refer to the Company’s Forms 8-K filed with the SEC on August 1, 2018 and August 2, 2018 for additional information.

This information is being furnished under Item 2.02 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of such section.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 10, 2018, the Board of Directors of the Company issued a press release announcing that William J. Grubbs intends to retire as President, Chief Executive Officer and a member of the Board of Directors of the Company when his contract expires at the end of March 2019 or, if earlier, the date the Board of Directors appoints a new Chief Executive Officer. To ensure an orderly transition, Mr. Grubbs will remain in his current roles until the appointment of his successor and will assist the Board in its search for his successor.

Cross Country’s Board of Directors has retained Heidrick & Struggles, a nationally recognized executive search firm, to lead the search for a new Chief Executive Officer, which will consider both internal and external candidates. The process is expected to take about six months.

On September 10. 2018, the Company also entered into an amendment to Mr. Grubbs’s employment agreement pursuant to which Mr. Grubbs has agreed to: (1) cease serving as Chief Executive Officer of the Company and will retire on the first to occur of (i) March 31, 2019 or (ii) the date on which the Company’s Board of Directors elects or appoints a new Chief Executive Officer; and (2) upon his retirement, resign as Chief Executive Officer and as a Director of the Company.

The Company will continue to pay Mr. Grubbs’ base salary through March 31, 2019 and he will be entitled to receive the bonus earned by him under the Company’s annual bonus plan for 2018. His health insurance coverage will also continue through March 31, 2019. Mr. Grubbs will not be entitled to any bonus with respect to 2019. All restricted stock awards granted to Mr. Grubbs that would by their terms vest on or prior to March 31, 2019 (95,552 shares) shall vest. In addition, an additional 74,421 restricted stock awards will vest on the date of his retirement. He will not be entitled to any other benefits or compensation upon retirement. Except as expressly stated above, all other terms and conditions of the Employment Agreement between the Company and Mr. Grubbs dated March 9, 2016 shall remain in full force and effect.

ITEM 7.01	Regulation FD Disclosure

Incorporated by reference is a press release issued by the Company on September 10, 2018 and attached hereto as Exhibit 99.1.  The information is being furnished under Item 7.01 and Exhibit 99.1 and shall not be deemed "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended or otherwise subject to the liability of such section.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press Release issued by the Company on September 10, 2018
10.1	Amendment to Employment Agreement dated September 10, 2018 by and between Cross Country Healthcare, Inc. and William J. Grubbs.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROSS COUNTRY HEALTHCARE, INC.

		By:	/s/ Christopher R. Pizzi
Name: Christopher R. Pizzi
Dated:	September 10, 2018		Title: SVP & Chief Financial Officer